EXHIBIT 5.1

October 15, 2003

BRIAZZ, Inc.
3901 7th Avenue South, Suite 200
Seattle, Washington 98108-5206

           Re:  Registration Statement on Form S-8

Dear Ladies and Gentlemen:

        We have acted as counsel to BRIAZZ, INC., a Washington corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) relating to the sale by the Company of (i) up to an additional 165,000 shares of the Company’s common stock, without par value per share, pursuant to the BRIAZZ, INC. 1996 Amended Stock Option Plan (the “1996 Plan”) and (ii) up to 12,000,000 shares of the Company’s common stock, without par value (such shares, together with the additional shares under the 1996 Plan, the “Shares”), pursuant to the BRIAZZ, INC. 2003 Stock Plan (the “2003 Plan” and together with the 1996 Plan, the “Plans.”)

        We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below.

        In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

        Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of each Plan, as applicable, will be validly issued, fully paid and nonassessable.

        Our opinions expressed above are limited to the laws of the state of Washington.

BRIAZZ, INC.
October 15, 2003

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Sincerely, DORSEY & WHITNEY LLP